Exhibit (23)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PotlatchDeltic Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑130507, 333-205914,  333-156130, 333-156127, 333-195960, 333-221942, and 333-231371) on Form S-8 and (No. 333-191886) on Form S‑3 of PotlatchDeltic Corporation of our reports dated February 19, 2020, with respect to the consolidated balance sheets of PotlatchDeltic Corporation as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of PotlatchDeltic Corporation.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, along with subsequent amendments, Leases (Topic 842), and also refers to a change in the method of accounting for revenues as of January 1, 2018 due to the adoption of Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP

Seattle, Washington
February 19, 2020